As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-226853

Registration No. 333-117364

Registration No. 333-80247

Registration No. 333-74243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-226853

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-117364

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-80247

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-74243

FORM S-3 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	6200	36-4128138
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

National Holdings Corporation

200 Vesey Street, 25th Floor,

New York, NY 10281

(212) 417-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Mullen
Chief Executive Officer

National Holdings Corporation

200 Vesey Street, 25th Floor,

New York, NY 10281

(212) 417-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Patrick S. Brown
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
(310) 712-6603

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) filed by National Holdings Corporation (the “Company”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”):

1.	Registration Statement No. 333-226853, as amended, registering debt securities, shares of common stock, par value $0.02 per share, of the Company (“Common Stock”), shares of preferred stock, par value $0.01 per share, of the Company, warrants and units, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 15, 2018 and amended on August 29, 2018.

2.	Registration Statement No. 333-117364, registering Common Stock, which was filed with the SEC on July 14, 2004.

3.	Registration Statement No. 333-80247, registering Common Stock, which was filed with the SEC on June 09, 1999.

4.	Registration Statement No. 333-74243, as amended, registering Common Stock, which was filed with the SEC on March 11, 1999 and amended on April 23, 1999 and May 7, 1999.

On January 10, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B. Riley Financial, Inc., a Delaware corporation (“Parent”), and B. Riley Principal Merger Corp. III, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on February 25, 2021, Merger Sub was merged with and into the Company (the “Merger”). Upon consummation of the Merger, the Company became a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on January 11, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of February, 2021.

National Holdings Corporation

By:	/s/ Michael Mullen
Name:	Michael Mullen
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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